                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting    Material   Pursuant    to   Section    240.14a-11(c)   or
         Section 240.14a-12

                                    THE WALT DISNEY COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                     THE WALT DISNEY COMPANY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 21, 1995

    Notice is hereby given that the Annual Meeting of Stockholders of The Walt Disney Company will be held at Disney's Contemporary Resort Convention Center, 4600 North World Drive, Lake Buena Vista, Florida, on Tuesday, February 21, 1995, at 10:00 a.m., Eastern Standard Time, for the following purposes:

    (1) To elect four directors, each for a term of three years;

    (2) To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the 1995 fiscal year;

    (3) To approve the 1995 Stock Option Plan for Non-Employee Directors;

    (4) To act upon a stockholder proposal with respect to the adoption of a dividend reinvestment and stock purchase plan;

    (5) To act upon a stockholder proposal with respect to the adoption of a stock purchase plan; and

    (6) To act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

    Only stockholders of record at the close of business on December 22, 1994 are entitled to notice of and to vote at the meeting or any postponements or adjournments thereof. Please note that space limitations and the increasing number of stockholders make it necessary to limit attendance at the Annual Meeting to stockholders and one guest.

                                          By order of the Board of Directors,
                                          Marsha L. Reed
                                          CORPORATE SECRETARY

December 29, 1994
Burbank, California

                                     [LOGO]

                          500 SOUTH BUENA VISTA STREET
                           BURBANK, CALIFORNIA 91521

                            ------------------------
                                PROXY STATEMENT
                             ---------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of The Walt Disney Company, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Disney's Contemporary Resort Convention Center, 4600 North World Drive, Lake Buena Vista, Florida, on Tuesday, February 21, 1995, at 10:00 a.m., Eastern Standard Time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

    This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to stockholders on or about January 4, 1995.

                                    GENERAL

    Only stockholders of record at the close of business on December 22, 1994 are entitled to notice of and to vote the shares of common stock, par value $.025 per share, of the Company (the "Common Stock") held by them on that date at the Annual Meeting or any postponements or adjournments thereof.

    If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the slate of nominees proposed by the Board of Directors, for ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1995, for approval of the 1995 Stock Option Plan for Non-Employee Directors, against approval of the two stockholder proposals described herein and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on December 22, 1994 will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of December 15, 1994, 517,075,130 shares of Common Stock were outstanding.

                                STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as to the beneficial ownership of each person known to the Company to own more than 5% of the outstanding Common Stock as of December 15, 1994.

                                                            SHARES
                   NAME AND ADDRESS                      BENEFICIALLY  PERCENT OF
                  OF BENEFICIAL OWNER                       OWNED         CLASS
- -------------------------------------------------------  ------------  -----------
Bass Management Trust (1)..............................    31,125,578       6.02%
2700 First City Bank Tower
201 Main Street
Fort Worth, Texas 76102

- ------------------------
(1) According to a Schedule 13D, amended through January 28, 1992, filed on behalf of the Bass Management Trust (the "Trust"), Mr. Perry R. Bass may also be deemed a beneficial owner of the shares held by the Trust by virtue of his authority as Trustee and a trustor of the Trust, and Nancy L. Bass may also be deemed a beneficial owner of such shares as a trustor of the Trust.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table reflects shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of December 15, 1994 by each director of the Company, each of the executive officers named in the Summary Compensation Table included elsewhere herein and the current directors and executive officers of the Company as a group.

                                   SOLE      SHARED VOTING
                                VOTING AND      AND/OR       ACQUIRABLE
                                INVESTMENT    INVESTMENT     WITHIN 60       PERCENT OF
             NAME               POWER (1)    POWER (1)(2)     DAYS (3)    COMMON STOCK (4)
- ------------------------------  ----------   -------------   ----------   ----------------
Reveta F. Bowers..............
Roy E. Disney (5).............   5,684,520     2,594,632        160,000         1.63%
Michael D. Eisner.............   2,912,022        98,945      5,000,000         1.55%
Stanley P. Gold...............       1,000         1,936                           *
Sanford M. Litvack............                       498        240,000            *
Ignacio E. Lozano, Jr. .......       5,148           440                           *
Lawrence P. Murphy............      20,272         1,008        212,000            *
Richard D. Nanula.............         100         2,908        151,200            *
Richard A. Nunis..............      71,549        34,864        400,000            *
Sidney Poitier................
Irwin E. Russell..............       4,000                                         *
Robert A.M. Stern.............         140                                         *
E. Cardon Walker..............                   166,503                           *
Raymond L. Watson.............                    17,360                           *
Frank G. Wells (6)............                     8,456      3,000,000            *
Gary L. Wilson................
All current directors and
 executive officers as a group
 (18 persons, including the
 foregoing)...................   8,698,751     2,931,445      9,289,488         4.05%

- ------------------------
*    Represents less than 1% of the Company's outstanding Common Stock.

(1) Certain of the directors and executive officers included in the table disclaim beneficial ownership of some of these shares as follows: Mr.
     Eisner--53,600   shares  held  by   Mr.  Eisner's  wife   directly  and  as

     custodian for their children, 36,000 shares  held in trust for the  benefit
     of   their  children  and  1,600  shares   held  in  a  family  trust;  Mr.
     Disney--2,594,632 shares (see footnote  (5) below); Mr. Gold--1,520  shares held  by  Mr. Gold's  wife and  children  and 416  shares held  by Shamrock
     Holdings, Inc., of  which he is  an officer and  director; Mr.  Lozano--440 shares  that  he holds  as  custodian for  the  benefit of  his  child; Mr.
     Nunis--3,070 shares held by a trust of  which Mr. Nunis is trustee for  the benefit  of his son; and all current  directors and executive officers as a group--2,691,628 shares.

(2)  Includes interests  in  shares  held  for  the  benefit  of  the  following individuals and for all current directors and executive officers as a group in  the Disney Salaried Savings and Investment Plan as of December 1, 1994,
     with respect to which such persons have sole voting power but no investment
     rights:  Mr.   Eisner--  7,745   shares;  Mr.   Litvack--498  shares;   Mr.
     Murphy--1,008  shares; Mr.  Nanula--2,659 shares;  Mr. Nunis--9,272 shares;
     Mr. Wells--8,106 shares; and all  current directors and executive  officers as a group--33,183 shares.

(3) Reflects the number of shares that could be purchased by exercise of options available as of December 15, 1994 or within 60 days thereafter under the Company's stock option or stock incentive plans.

(4) Based on the number of shares outstanding at, or acquirable within 60 days of, December 15, 1994.

(5)  The shares listed in the table  for Mr. Disney include 2,594,632 shares  as to which Mr. Disney disclaims beneficial ownership, consisting of 1,507,520 shares  owned by Mr. Disney's wife; 1,086,696 shares held in trusts for the benefit of his four children, of which  Mr. Disney is the trustee; and  416 shares  owned by a subsidiary of Shamrock Holdings, Inc., of which both Mr.
     Disney and his wife are officers and directors and the shares of which  are held  by Mr.  Disney, his  wife, certain  of his  children, trusts  for the benefit of his children and custodial  accounts for the benefit of  certain of his children and grand children.

(6) Mr. Wells' stock ownership is reported as of April 3, 1994, the date of his death.

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company notes that Robert A.M. Stern inadvertently failed to report the purchase of 40 shares on September 1, 1994. That purchase was subsequently reported.

                         ITEM 1--ELECTION OF DIRECTORS

    The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class II expires at the 1995 Annual Meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class II directors, be elected to Class II for a new term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

    Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, all nominees are expected to serve until the 1998 Annual Meeting and until their successors are duly elected and qualified.

                   DIRECTORS STANDING FOR ELECTION--CLASS II

RICHARD A. NUNIS                                             Director since 1981

    Mr. Nunis, 62, is Chairman of Walt Disney Attractions, a principal business of the Company encompassing the Company's theme parks and resorts, and has been a senior executive of the Company or a subsidiary thereof for more than the past five years. He is also a member of the Boards of Directors of Sun Banks, N.A. and Florida Progress Corporation, a diversified holding company whose interests include an electric utility. Mr. Nunis is a member of the Travel and Tourism Advisory Board of the U.S. Department of Commerce and a director or trustee of several educational, civic and charitable organizations, including the University of Central Florida.

SIDNEY POITIER                                               Director since 1994

    Mr. Poitier, 67, was elected to the Board of Directors on November 21, 1994 to fill the vacancy created by the death of Frank G. Wells. The actor, director and writer is the Chief Executive Officer of Verdon-Cedric Productions, a film production company, and a member of the Boards of Directors of SpectraVision, Inc., a designer and operator of closed-circuit television movie viewing systems, and Sarah Lawrence College. Mr. Poitier has won many awards, including the Academy Award for Best Actor and the American Film Institute's Lifetime Achievement Award. He belongs to numerous civic organizations, including the Children's Defense Fund, the NAACP Legal Defense and Education Fund and the Natural Resources Defense Council.

ROBERT A.M. STERN                                            Director since 1992

    Mr. Stern, 55, is a practicing architect, teacher and writer. He is Senior Partner of Robert A.M. Stern Architects of New York, which he founded, and a Fellow of the American Institute of Architects. Mr. Stern is also a professor at the Graduate School of Architecture, Planning and Preservation at Columbia University in New York, where he is Director of the Historic Preservation Program. Mr. Stern was the architect of the Yacht and Beach Club hotels and the Casting Center at the Walt Disney World Resort and the Newport Bay Club and the Cheyenne Hotel at Disneyland-Paris. He is also the architect of Disney's Boardwalk Hotel currently in design for the Walt Disney World Resort and the Feature Animation Building at the Company's headquarters in Burbank, California.

E. CARDON WALKER                                             Director since 1960

    Mr. Walker, 78, was a senior executive of the Company for more than 25 years until 1984, serving as President from 1971 to 1977 and Chairman of the Board and Chief Executive Officer from 1980 to 1983. From 1984 through 1989, he provided consulting and other services to the Company.

                         DIRECTORS CONTINUING IN OFFICE
               CLASS III--TERM EXPIRES AT THE 1996 ANNUAL MEETING

REVETA F. BOWERS                                             Director since 1993

    Mrs. Bowers, 46, has been the Head of School for the Center for Early Education, an independent school for pre-school through sixth grade located in Los Angeles, since 1976. Mrs. Bowers is a member of the Board of Directors of several non-profit educational organizations, including the National Association of Independent Schools and Educational Records Bureau, Inc. She is also a trustee of Harvard-Westlake School, an independent high school located in Los Angeles.

ROY E. DISNEY                                                Director since June
                                                            1984; also from 1967
                                                                   to March 1984

    Mr. Disney, 64, has been Vice Chairman of the Board of Directors of the Company since 1984, and since November 1985 has also served as head of the Company's animation department. In addition, Mr. Disney is Chairman of the Board of Shamrock Holdings, Inc., which, through its subsidiaries, is engaged in real estate development and the making of investments. Mr. Disney is a nephew of the late Walt Disney.

IGNACIO E. LOZANO, JR.                                       Director since 1981

    Mr. Lozano, 67, is Chairman and Editor-in-Chief of Lozano Enterprises, which publishes LA OPINION, the largest Spanish-language newspaper in the Los Angeles metropolitan area. Mr. Lozano was Publisher and Editor of LA OPINION from 1953 to 1986, except for the period from 1976 through 1977 when he was the United States Ambassador to El Salvador. Mr. Lozano is a member of the Boards of Directors of Bank America Corporation, a bank holding company; Bank of America N.T & S.A.; Pacific Enterprises, a holding company with interests in a natural gas public utility; Pacific Mutual Life Insurance Company; and a number of public service and charitable organizations.

GARY L. WILSON                                               Director since 1985

    Mr.   Wilson,  54,  is  Co-Chairman  of  the  Board  of  Northwest  Airlines
    Corporation. From July 1985 through December 1989, he was Executive Vice President and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Wilson was Executive Vice President and Chief Financial Officer of Marriott Corporation, a diversified company involved in lodging, food service and related businesses.

                CLASS I--TERM EXPIRES AT THE 1997 ANNUAL MEETING

MICHAEL D. EISNER                                            Director since 1984

    Mr. Eisner, 52, is Chairman of the Board and Chief Executive Officer of the Company. Prior to joining the Company in September 1984, Mr. Eisner was President and Chief Operating Officer of Paramount Pictures Corp., which was then a wholly owned subsidiary of Gulf+Western Industries, Inc. Prior to joining Paramount in 1976, Mr. Eisner was Senior Vice President, Prime Time Programming, for ABC Entertainment, a division of the American Broadcasting Company, Inc., with responsibility for the development and supervision of all prime-time series programming, limited series movies made for television and the acquisition of talent.

STANLEY P. GOLD                                             Director since 1987;
                                                             also from June 1984
                                                               to September 1984

    For more than the past five years, Mr. Gold, 52, has served as President and Chief Executive Officer of Shamrock Holdings, Inc. Since January 1, 1990, Mr. Gold has been President of Trefoil Investors, Inc., the general partner of Trefoil Capital Investors, L.P., an investment partnership, as well as President of Shamrock Capital Advisors, Inc., which acts as manager of the partnership. Mr. Gold is also Chairman of the Board of Directors of L.A. Gear, Inc., a manufacturer and distributor of athletic and casual footwear.

IRWIN E. RUSSELL                                             Director since 1987

    Mr. Russell, 68, is an attorney engaged in private practice specializing in the entertainment industry. From 1989 to 1992 he served of counsel to the law firm of Rudin, Appel & Rosenfeld. From 1980 through September 1986, he was senior partner in the law firm of Russell & Glickman. From 1971 to 1976, Mr. Russell was Executive Vice President, Treasurer and Director of The Wolper Organization, Inc., a film production company. Mr. Russell serves as an ad hoc arbitrator for the Federal Mediation and Conciliation Service and the American Arbitration Association.

RAYMOND L. WATSON                                            Director since 1974

    Mr. Watson, 68, has served as Chairman of the Executive Committee of the Company's Board of Directors since September 1984 and was Chairman of the Board of the Company from May 1983 to September 1984. Since September 1986, Mr. Watson has been Vice Chairman of the Board of The Irvine Company, a land development company. From 1985 to 1986, he was Regents Professor in the Graduate School of Management at the University of California, Irvine. Mr. Watson is also a member of the Boards of Directors of Pacific Mutual Life Insurance Company; Mitchell Energy & Development Co., a company engaged in oil and gas exploration, production, distribution and land development; and Irvine Apartment Communities, Inc., a real estate investment trust engaged in the development and management of apartment units.

DIRECTORS' REMUNERATION; ATTENDANCE

    Directors who are also full-time employees of the Company receive no additional compensation for services as directors. During the Company's fiscal year ending September 30, 1994 ("Fiscal 1994"), each nonemployee director received an annual retainer fee in the amount of $27,500, together with a fee of $1,000 per Board or Committee meeting attended. Any individual director receiving these fees may elect to defer payment of all or any part of them pursuant to the Company's Deferred Compensation Plan for Outside Directors until, generally, after the termination of that director's relationship with the Company or until after that director attains a specified age. Reveta F. Bowers is currently participating in this plan.

    The Board of Directors met nine times during Fiscal 1994. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served.

COMMITTEES OF THE BOARD

    The Board has standing Executive, Compensation, Audit Review and Nominating Committees.

    EXECUTIVE COMMITTEE. The Executive Committee is composed of Messrs. Disney, Eisner, Nunis and Watson (Chairman). In Fiscal 1994, the Executive Committee did not meet but took action by unanimous written consent 12 times. The Executive Committee possesses all of the powers of the Board except the power to issue stock, approve mergers with nonaffiliated corporations or declare dividends (except at a rate or in a periodic amount or within a price range established by the Board), and certain other powers specifically reserved by Delaware law to the Board.

    COMPENSATION COMMITTEE. The Compensation Committee, composed of Messrs. Lozano, Russell (Chairman) and Watson, met seven times during Fiscal 1994. Its functions are to review the Company's general compensation strategy; establish salaries and review benefit programs (including pensions) for the Chief Executive Officer and those persons who report directly to him; review, approve, recommend and administer the Company's incentive compensation and stock option plans and certain other compensation plans; and approve certain employment contracts.

    AUDIT REVIEW COMMITTEE. The Audit Review Committee, composed of Ms. Bowers and Messrs. Lozano (Chairman), Walker, Watson and Williams, met twice during Fiscal 1994. Its functions are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company's policies regarding business ethics and conflicts of interests; discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters; and review the activities and recommendations of the Company's Management Audit Department.

    NOMINATING COMMITTEE. On November 21, 1994, the Board of Directors established a Nominating Committee, composed of Ms. Bowers and Messrs. Gold (Chairman) and Wilson. Its functions are to solicit recommendations for candidates for the Board of Directors; develop and review background information for candidates; make recommendations to the Board regarding such candidates; and review and make recommendations to the Board for candidates for directors proposed by stockholders.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE OFFICERS OF THE
COMPANY

    The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

  EXECUTIVE OFFICER COMPENSATION

    The Company's compensation program for executive officers (other than the Chief Executive Officer and the Company's former Chief Operating Officer, who are compensated pursuant to agreements described in "Employment Agreements" below) consists of three key elements: a base salary, a discretionary annual bonus and periodic grants of stock options. The Committee believes that this approach best serves the interests of stockholders by ensuring that executive officers are compensated in a manner that advances both the short-and long-term interests of stockholders. Thus, compensation for the Company's executive officers involves a high proportion of pay which is at risk: the variable annual bonus (which permits individual performance to be recognized on an annual basis, and which is based, in part, on an evaluation of the contribution made by the officer to Company performance) and stock options (which directly relate a significant portion of the executive officer's long-term remuneration to stock price appreciation realized by the Company's stockholders).

    BASE SALARY. Salaries paid to executive officers (other than the Chief Executive Officer and the Company's former Chief Operating Officer and one other executive officer who was also employed pursuant to an employment agreement) are reviewed annually by the Chief Executive Officer based upon his subjective assessment of the nature of the position, and the contribution, experience and Company tenure of the executive officer. The Senior Executive Vice President and Chief of Corporate Operations (the "Chief of Corporate Operations"), under the Chief Executive Officer's direction, reviews all salary recommendations with the Compensation Committee, which is responsible for approving or disapproving those recommendations. The Chief Executive Officer reviews any salary recommendations for the Chief of Corporate Operations with the Compensation Committee, which then approves or disapproves such recommendations.

    ANNUAL BONUS. Following each fiscal year, the Chief Executive Officer, working with the Chief of Corporate Operations and other Company executives, develops a Company-wide bonus pool, which excludes payments to be made to the Chief Executive Officer and the Company's former Chief Operating

Officer. The size of the bonus pool is based upon a subjective assessment of overall Company and individual business unit performance as compared to both budgeted and prior fiscal year performance, and the extent to which the Company achieved its overall financial goals of growth in earnings and return on stockholders' equity. The amount of the bonus pool is subject to the approval of both the Committee and the Board of Directors as a whole. Once the overall bonus pool is approved, the Chief Executive Officer makes individual bonus recommendations for executive officers based upon his evaluation of each executive officer's direct contribution to Company performance. The Chief Executive Officer reviews each executive officer's fiscal year performance and contribution and the rationale for that executive officer's recommended bonus with the Committee before the Committee is asked to approve the bonus. The Chief Executive Officer's and the former Chief Operating Officer's nondiscretionary annual bonuses were awarded pursuant to the terms of their employment agreements, which are described under "Employment Agreements" below.

    In approving the bonus pool for Fiscal 1994, the Committee took into account the Company's improved performance during the year, particularly in the filmed entertainment and consumer products segments. The Committee approved significantly larger Fiscal 1994 bonuses for the Chief of Corporate Operations, the Executive Vice President--Strategic Planning and Development and the Executive Vice President and Chief Financial Officer in recognition of their performances in carrying out their increased responsibilities following the death of the Company's Chief Operating Officer, as well as their contribution as chief negotiators and contributors on the Company's behalf in the financial restructuring of Euro Disney S.C.A.

    STOCK OPTIONS. In 1992, the Company reviewed the long-term incentive practices of Fortune 100-sized companies with five-year stockholder return levels that are comparable to the Company's. Based on that study, and to ensure that executive officers hold equity stakes in the Company, the Chief Executive Officer and other members of the Company's senior management determined that continued use of stock options was the best mechanism for long-term incentive compensation of executive officers. Accordingly, the Company's management modified the existing stock option grant guidelines, and the results of the study and these guidelines were reviewed and approved by the Committee.

    Under the approved guidelines, stock option grants may be made to executive officers when one of the following events occurs: upon initial employment, upon promotion to a new, higher level position that entails increased responsibility and accountability, and/or when all previously granted stock options have either fully vested or are within 12 months of full vesting. Using the guidelines, the Chief of Corporate Operations, under the direction of the Chief Executive Officer, recommends the number of options to be granted, within a range associated with the individual's salary level, and presents this to the Committee for its review and approval. The Chief Executive Officer and/or the Chief of Corporate Operations may make a recommendation to the Committee that deviates from the guidelines, where they deem it appropriate. While options typically vest over a minimum five-year period, options granted to certain executive officers have longer vesting periods. The Chief Executive Officer reviews any proposed stock option grant for the Chief of Corporate Operations directly with the Compensation Committee, which then approves or disapproves the grant.

    During Fiscal 1994, the Committee approved stock option grants with respect to 200,000 shares of Common Stock for each of the Company's Chief of Corporate Operations and Chief Financial Officer in connection with their respective promotions and assumption of additional responsibilities as described above. The Chief Executive Officer reviewed stock options held by other executive officers and business unit heads to ensure that these grants were within a fair and appropriate range before recommending them to the Committee. The options were granted at fair market value on the date of grant, have a ten-year exercise term and will vest over a five-year period in the case of the options granted to the Chief of Corporate Operations and seven-year period in the case of the options granted to the Chief Financial Officer.

  CHIEF EXECUTIVE OFFICER COMPENSATION

    As Chief Executive Officer, Mr. Eisner is compensated pursuant to an employment agreement described under "Employment Agreements" below. An independent consultant, retained by the Board of Directors, reviewed the compensation set forth in Mr. Eisner's employment agreement prior to the Board's approval of that agreement in 1989. Mr. Eisner's compensation is substantially related to the Company's performance because his employment agreement provides for a nondiscretionary annual bonus, determined pursuant to a specific formula which is based on the Company's achievement of defined stockholder return levels, and stock options (75% of which were granted at an exercise price equal to and 25% of which were granted at an exercise price $10 above the then-current fair market value of the Company's Common Stock).

  COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, enacted in 1993 and applicable to the Company beginning with its 1995 fiscal year, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. The Company believes that Section 162(m) does not apply to:
(i) compensation paid to the Chief Executive Officer under his current employment agreement, dated as of January 11, 1989 (see "Employment Agreements" below) or (ii) stock options currently outstanding or subsequently granted under the Company's existing stock option plans.

    Section 162(m) provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure grants under future stock option plans in a manner that complies with this statute. The Company does not currently intend to structure the discretionary annual bonus for executive officers described under "Annual Bonus" above to comply with Section 162(m). Such bonuses do not meet Section 162(m)'s requirement that they be "payable solely on account of the attainment of one or more performance goals." The Company believes the annual discretionary bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize an executive officer's contribution as appropriate.

                                          Members of the Compensation Committee

                                                     IRWIN E. RUSSELL (CHAIRMAN)
                                                     IGNACIO E. LOZANO, JR.
                                                     RAYMOND L. WATSON

EMPLOYMENT AGREEMENTS

    Mr. Eisner serves the Company pursuant to an employment agreement dated as of January 11, 1989, which provides for his employment as Chairman and Chief Executive Officer of the Company through September 30, 1998. Mr. Eisner's base salary is $750,000 per year through the entire term of the agreement. In addition, his agreement provides for a nondiscretionary annual bonus equal to 2% of the amount (the "Bonus Base") by which the Company's net income for the fiscal year exceeds the amount representing a return on stockholder's equity of 11% (9% for 1989 and 1990). Mr. Eisner's bonuses for the first two years of the agreement were payable in cash; thereafter, bonuses, to the extent earned, are payable in cash to the extent the return on stockholders' equity is equal to or less than 17.5%, and in restricted stock, as defined in the employment agreement, to the extent of any amount over 17.5%. Mr. Eisner's employment agreement provided for a single stock option grant (made on January 11, 1989) with respect to 8,000,000 shares of Common Stock. Of the options granted, 25% were granted at a exercise price $10 above the then-current fair market value of the Common Stock, with the remaining 75% granted at a price equal to fair market value. In the event of death or disability, Mr. Eisner's employment agreement provides for continued payment of base salary for the remaining term of the agreement and continued payment of annual bonuses for 24 months. Mr. Eisner is entitled to termination payments under certain circumstances and is indemnified up to stated limits in respect of potential tax liabilities for certain of such payments.

    Until his death on April 3, 1994, Mr. Wells served the Company pursuant to an employment agreement dated as of January 11, 1989, which provided for his employment as President and Chief Operating Officer through December 31, 1994. Mr. Wells' compensation pursuant to his agreement consisted of a base salary of $400,000 per year, with an annual bonus equal to 1% of the Bonus Base. Under his agreement, his annual bonus, to the extent earned, was payable in cash to the extent the return on stockholders' equity was equal to or less than 17.5% and in restricted stock to the extent of any amount over 17.5%. Mr. Wells' employment agreement also provided that all restrictions on such restricted stock grants ceased upon his death. His agreement provided for a single stock option grant (made on January 11, 1989) with respect to 3,000,000 shares of Common Stock, 25% of which were granted at an exercise price $10 above the then-current fair market value of the Common Stock, with the remaining 75% granted at a price equal to fair market value.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Directors Lozano, Russell and Watson comprise the Company's Compensation Committee. Messrs. Lozano and Russell are nonemployee directors. Mr. Watson was Chairman of the Board of Directors of the Company from May 1983 to September 1984, but he has not served as a Company employee since that time.

EXECUTIVE COMPENSATION SUMMARY TABLE

    The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer, the four most highly compensated executive officers of the Company who served in such capacities on September 30, 1994 and the Company's former Chief Operating Officer (the "named executive officers") for services rendered to the Company during each of the last three fiscal years.

                                          SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                           ANNUAL COMPENSATION           COMPENSATION
                                         ----------------------   --------------------------   ALL OTHER
                                                                    NUMBER OF     RESTRICTED  COMPENSATION
      NAME AND PRINCIPAL        FISCAL                            STOCK OPTIONS     STOCK      (1993/1994
          POSITIONS              YEAR    SALARY (4)   BONUS (5)      GRANTED      AWARDS (7)  ONLY) (8)(9)
- ------------------------------  ------   ----------   ----------  -------------   ----------  ------------
Michael D. Eisner ............   1994     $ 750,000   $7,268,807        --        $2,638,394       $9,730
 Chief Executive Officer and     1993       750,000       --            --            --            9,667
 Chairman of the Board           1992       764,423    6,694,558        --            --

Sanford M. Litvack (1) .......   1994     $ 500,000   $1,600,000     200,000          --           $9,731
 Senior Executive Vice           1993       500,000      375,000        --            --            9,992
 President and Chief of          1992       509,616      350,000        --            --
 Corporate Operations

Lawrence P. Murphy ...........   1994     $ 436,846     $800,000        --            --           $9,701
 Executive Vice President--      1993       408,558      375,000        --            --           10,151
 Strategic Planning and          1992       405,578      350,000        --            --
 Development

Richard D. Nanula (2) ........   1994     $ 382,212     $800,000     200,000          --           $9,699
 Executive Vice President and    1993       329,166      350,000        --            --            5,513
 Chief Financial Officer         1992       287,056      275,000        --            --

Roy E. Disney ................   1994     $ 350,000     $500,000        --            --           $6,670
 Vice Chairman of the Board      1993       350,000      450,000        --            --            5,532
                                 1992       356,732      250,000        --            --

Frank G. Wells (3) ...........   1994     $ 200,000   $2,476,801        --            --       $3,076,801
 President and Chief Operating   1993       400,000       --            --            --           13,934
 Officer                         1992       407,692    3,347,279        --            --

- ------------------------
(1) Mr. Litvack assumed this position on August 24, 1994; prior to that he was Executive Vice President-- Law and Human Resources.

(2) Mr. Nanula assumed his current position on February 22, 1994; prior to that he was Senior Vice President and Chief Financial Officer. On November 8, 1994, Mr. Nanula assumed the position of President of The Disney Store Worldwide.

(3) Mr. Wells held this position until his death on April 3, 1994 and is included in the executive compensation tables in accordance with the rules of the Securities and Exchange Commission ("S.E.C").

(4) The amount reported as Mr. Wells' Fiscal 1994 salary is for services rendered prior to his death, as required by the S.E.C.'s rules. Salary figures for all named executive officers reflect 53 weekly pay periods included in Fiscal 1992.

(5) Mr. Eisner's and Mr. Wells' bonuses were calculated pursuant to the bonus formulas set forth in their employment agreements (see "Employment Agreements" above). For Fiscal 1994, Mr. Eisner received a cash bonus of $7,268,807 and 60,618 shares of restricted stock (valued at $2,638,394) pursuant to the formula set forth in his employment agreement. In accordance with the S.E.C.'s rules, (i) the cash and restricted stock portions of Mr. Eisner's bonus are reported separately in, respectively, the "Bonus" and "Restricted Stock" columns above, (ii) the amount reported as Mr. Wells' Fiscal 1994 bonus is for services rendered prior to his death and (iii) compensation paid to Mr. Wells' estate during or with respect to Fiscal 1994 is reported in the "All Other Compensation" column above. For Fiscal 1993, the

     Company did not meet the bonus threshold set forth in Mr. Eisner's and  Mr.
     Wells' employment agreements and they accordingly did not receive bonuses for that fiscal year. All other bonuses reported in this column were paid pursuant to the Company's bonus policies and practices as described in the "Compensation Committee Report" above.

(6) In accordance with the S.E.C.'s rules, amounts relating to Fiscal 1992, if any, and amounts totalling less than $50,000 have been omitted.

(7)  Mr.  Eisner  received 60,618  shares of  restricted stock  for part  of his
     Fiscal 1994 bonus pursuant to the formula in his employment agreement  (see
     "Employment   Agreements"  above).  Pursuant  to  Mr.  Eisner's  employment agreement, the restricted  stock value  is based upon  the average  closing price  for the Company's  Common Stock between November  28 and December 9,
     1994 ($43.525 per share).  Mr. Eisner is entitled  to receive dividends  on the  restricted  stock,  and  all  restrictions  will  lapse  on  the third anniversary following the date of grant,  or earlier in the event of  death or  certain corporate transactions that  eliminate or materially impair the market for the Company's Common Stock.

(8) In accordance with the S.E.C.'s rules, amounts related to Fiscal 1992, if any, have been omitted. The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to the S.E.C.'s rules. The amounts shown in this column include the following:

     (a)  The  Disney Salaried Savings and  Investment Plan (the "Savings Plan")
          currently permits salaried employees of  the Company to elect to  make tax-deferred  contributions of  a portion of  their base compensation.
          Amounts deferred  through payroll  deductions are  contributed by  the
          Company  on  behalf  of a  participant  as  tax-deferred contributions pursuant to Section  401(k) of  the Internal Revenue  Code. Under  the
          Savings  Plan, the Company currently  matches a participant's first 4%
          of tax-deferred  contributions  by an  amount  equal to  50%  of  such contribution  for  each  year,  subject  to a  maximum  of  2%  of the participant's compensation for  that year.  Participants may  allocate their  contributions  among  six investment  funds,  including  a fund
          investing  in  the  Company's  Common  Stock.  All  Company   matching
          contributions  are  invested in  Common Stock  of the  Company. During
          Fiscal 1994, the Company's matching contributions were $3,060 for  Mr.
          Eisner,  $3,061 for Mr. Litvack, $3,031 for Mr. Murphy, $3,029 for Mr.
          Nanula, $0 for Mr.  Disney, who did not  participate in the Plan,  and
          $2,154 for Mr. Wells.

     (b)  The  Company provides  certain key  employees with  personal liability
          insurance  coverage  up  to   $5,000,000.  Benefits  under  the   plan
          supplement   each  employee's  personal   homeowner's  and  automobile
          liability insurance  coverage. During  Fiscal 1994,  the Company  paid
          $520  in premiums  on behalf of  each of the  named executive officers except for Mr. Wells.

     (c) The Supplemental Medical Plan is a fully insured hospital and medical expense reimbursement plan covering certain key management employees and their dependents. The plan provides coverage for 100% of medical expenses incurred (with certain limited exceptions) up to 20% of the employee's annual salary in any one year, provided that the expenses are not covered by the Company's Major Medical Plan, which is available to all salaried employees of the Company. The Company pays the full cost of premiums for the Supplemental Medical Plan, as well as premiums for additional voluntary insurance under the Company's group life insurance plan. During Fiscal 1994, premiums of $6,150 were paid on behalf of each of the named executive officers.

(9)  In  accordance with the  S.E.C.'s rules, the figure  reported for Mr. Wells includes the following amounts paid  during Fiscal 1994 in connection  with his  death: half  of his  base salary ($200,000),  half of  the Fiscal 1994 bonus ($2,476,801), base salary  from October 1  through December 30,  1994
     ($100,000)  (see  "Employment Agreements"  above),  and payments  under the
     Company's Family Income Assurance Plan ($300,000).

OPTION GRANTS FOR FISCAL 1994 AND POTENTIAL REALIZABLE VALUES

    The following table sets forth as to each of the named executive officers information with respect to option grants during Fiscal 1994 and the potential realizable value of such option grants: (i) the number of shares of Common Stock underlying options granted during Fiscal 1994, (ii) the percentage that such options represent of all options granted to employees during Fiscal 1994, (iii) the exercise price, (iv) the expiration date and (v) the potential realizable value, assuming a 5% and 10% annual rate of appreciation in the Common Stock during the option terms. The table also sets forth a hypothetical potential realizable value during a corresponding 10-year term, assuming a 5% and 10% annual rate of appreciation, for all stockholders. The 5% and 10% assumed rates of growth are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions and other factors such as the Company's performance.

                                             OPTION GRANTS DURING FISCAL 1994
                                                           AND
                                           ASSUMED POTENTIAL REALIZABLE VALUES

                                               INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE VALUE
                             ------------------------------------------------------       AT ASSUMED ANNUAL RATES OF
                                            % OF TOTAL                                     STOCK PRICE APPRECIATION
                              NUMBER OF   OPTIONS GRANTED   EXERCISE                         FOR OPTION TERM (3)
                               OPTIONS    TO EMPLOYEES IN     PRICE     EXPIRATION   ------------------------------------
           NAME              GRANTED (3)    FISCAL YEAR     ($/SHARE)      DATE             5%                 10%
- ---------------------------  -----------  ---------------  -----------  -----------  -----------------  -----------------
Michael D. Eisner..........        --             --            --          --                 --                --
Sanford M. Litvack.........     200,000          3.12%       $39.875      9/26/2004       $5,015,435        $12,710,096
Lawrence P. Murphy.........        --             --            --          --                 --                --
Richard D. Nanula..........     200,000          3.12%        39.875      9/26/2004       $5,015,435        $12,710,096
Roy E. Disney..............        --             --            --          --                 --                --
Frank G. Wells.............        --             --            --          --                 --                --
All Stockholders (1).......     N/A               N/A           N/A         N/A      $13,209,443,811    $33,475,324,133

- ------------------------
(1) The potential realizable gain to stockholders (based on 535,139,473 shares outstanding and a fair market value of $39.25 per share on September 30, 1994 and 5% and 10% assumed annual rates over a term of ten years, commencing on October 1, 1994), is provided as a comparison to the potential gain realized by the named executive officers at the same assumed annual rates of stock appreciation.

(2) Mr. Litvack's options become exercisable in 12.5% installments on the first and second and 25% installments on the third through fifth anniversaries following the date of grant. Mr. Nanula's options become exercisable in 5% installments on the first through fourth anniversaries of grant, 27% installments on the fifth and sixth anniversaries and a 26% installment on the seventh anniversary of grant.

(3) Amounts for the named executive officers shown under the "Potential Realizable Value" columns above have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.

OPTION EXERCISES AND VALUES FOR FISCAL 1994

    The following table sets forth as to each of the named executive officers information with respect to option exercises during Fiscal 1994 and the status of their options on September 30, 1994: (i) the number of shares of Common Stock underlying options exercised during Fiscal 1994, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on September 30, 1994 and
(iv) the aggregate dollar value of in-the-money exercisable options on September 30, 1994.

                                  AGGREGATED OPTION EXERCISES DURING FISCAL 1994
                                                       AND
                                       OPTION VALUES ON SEPTEMBER 30, 1994

                                           NUMBER OF
                                            SHARES                                NUMBER OF               VALUE OF UNEXERCISED
                                           ACQUIRED                        UNEXERCISED OPTIONS ON         IN-THE-MONEY OPTIONS
                                             UPON                                  9/30/94                     9/30/94 (2)
                                          EXERCISE OF   VALUE REALIZED   ---------------------------   ---------------------------
                  NAME                      OPTION      UPON EXERCISE    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------------------------  -----------   --------------   -----------   -------------   ------------  -------------
Michael D. Eisner.......................      --             --            5,000,000     3,000,000     $107,425,000    $64,455,000
Sanford M. Litvack......................      --             --              240,000       460,000        2,535,120      2,746,380
Lawrence P. Murphy......................      --             --              212,000       240,000        3,484,564      3,044,720
Richard D. Nanula.......................      --             --              107,200       412,000        1,325,769      2,330,908
Roy E. Disney...........................      --             --              160,000         --           2,570,080         --
Frank G. Wells (1)......................      --             --            3,000,000         --          64,455,000         --

- ------------------------
(1) Mr. Wells' unvested options (600,000) vested on the date of his death pursuant to the terms of the Company's 1987 Stock Incentive Plan.

(2) In accordance with the S.E.C.'s rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $39.25, the average of the high and low Common Stock price reported for the New York Stock Exchange Composite Transactions on September 30, 1994.

COMPARISON OF FIVE-AND TEN-YEAR AND CUMULATIVE TOTAL RETURNS

    The following two graphs compare the performance of the Company's Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and a peer group index over the periods from, respectively, September 30, 1989 and September 30, 1984 (shortly after Mr. Eisner became the Company's Chairman and Chief Executive Officer on September 11, 1984). The graphs assume that $100 was invested on, respectively, September 30, 1989 and September 30, 1984 in each of the Company's Common Stock, the S&P 500 Index and the peer group index, and that all dividends were reinvested.

    Because the Company is involved in a wide variety of entertainment/leisure, consumer products and media businesses, no published peer group accurately mirrors the Company's businesses or weighs those businesses to match their relative contributions to the Company's overall performance. Accordingly, the Company has created a special peer group index that includes companies in the principal lines of business in which the Company does business. The common stocks of the following companies have been included in the peer group index:
Capital Cities/ABC, Inc., Club Med, Inc., Hasbro, Inc., Hilton Hotels Corp., King World Productions, Inc., Mattel, Inc., Paramount Communications Inc., Time Warner Inc., Turner Broadcasting System, Inc. and Viacom Inc. Paramount Communications Inc.'s stock is included in the peer group index until July 7, 1994, when it became a subsidiary of Viacom Inc. Host Marriott Corp., which was previously included in the peer group, has been removed as a result of the spinoff of its hotel management business in October 1993. The peer group weighs the constituent companies' stock performance on the basis of market capitalization, measured at the beginning of each relevant time period.

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            THE WALT DISNEY COMPANY    S&P 500   SELECTED PEER GROUP
1989                  100                100             100
1990                   75                 91              64
1991                   95                119              76
1992                  122                132              90
1993                  128                149             134
1994                  132                156             122

                               PERFORMANCE GRAPH
                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            THE WALT DISNEY COMPANY    S&P 500   SELECTED PEER GROUP
1984                  100                100             100
1985                  150                114             133
1986                  290                151             181
1987                  573                216             259
1988                  482                189             242
1989                  903                251             387
1990                  677                228             247
1991                  861                299             296
1992                 1101                332             348
1993                 1154                375             518
1994                 1192                393             474

RETIREMENT PLANS

    The Company maintains a tax-qualified, noncontributory retirement plan for salaried employees called the Disney Salaried Retirement Plan (the "Retirement Plan"). Certain provisions of the Retirement Plan become effective if there is a change in control of the Company (as defined in the Retirement Plan document). These provisions prevent any assets of the Retirement Plan from reverting to the Company and any transfers of assets or liabilities to or from the Retirement Plan, and prevent any amendments to the Retirement Plan. In addition, the Company maintains a nonqualified, unfunded plan, the Amended and Restated Key Plan (the "Restated Key Plan"), which provides retirement benefits for key salaried employees.

    The table set forth below illustrates the total combined estimated annual benefits payable under the Retirement Plan and the Restated Key Plan to eligible salaried employees for years of service assuming normal retirement at age 65.

                            RETIREMENT PLAN AND RESTATED KEY PLAN

                AVERAGE
              ANNUAL BASE
              COMPENSATION                                YEARS OF SERVICE
            FOR HIGHEST FIVE              ------------------------------------------------
           CONSECUTIVE YEARS                 15        20        25        30        35
- ----------------------------------------  --------  --------  --------  --------  --------
$  150,000..............................  $ 45,444  $ 60,621  $ 75,906  $ 91,050  $104,925
   300,000..............................    88,757   118,371   148,094   177,675   205,988
   450,000..............................   132,069   176,121   220,281   264,300   307,050
   600,000..............................   175,382   233,871   292,469   350,925   408,113
   750,000..............................   218,694   291,621   364,656   437,550   509,175
 1,000,000..............................   290,882   387,871   484,969   581,925   677,613

    The Retirement Plan covers salaried employees who have completed one year of service. Benefits under the Retirement Plan are based primarily on the participant's credited years of service and average base compensation (base compensation excludes other compensation such as bonuses) for the highest five consecutive years of compensation during the ten-year period prior to termination or retirement, whichever is earlier. In addition, a portion of each participant's retirement benefit is comprised of a flat dollar amount based solely on years and hours of credited service. Benefits are non-forfeitable after five years of vesting service, and actuarially reduced benefits are available for participants who retire on or after age 55 after five years of vesting service. The Restated Key Plan provides retirement benefits for key salaried employees in excess of maximum benefit accruals for qualified plans permitted under Code procedures. In calendar year 1994, the maximum annual benefit accruable under a tax-qualified plan was $118,800. The benefits provided under the Restated Key Plan are provided by the Company on a noncontributory basis.

    As of December 1, 1994, the estimated annual payments for services under the Retirement Plan and the Restated Key Plan would be based upon an average compensation of $750,000 for Mr. Eisner, $505,770 for Mr. Litvack, $382,366 for Mr. Murphy, $277,000 for Mr. Nanula and $350,001 for Mr. Disney. Mr. Wells' actual retirement benefit is based upon an average compensation of $401,539 and nine years of service because he died during Fiscal 1994. Messrs. Eisner and Disney each have ten years, Mr. Litvack has four years and Messrs. Nanula and Murphy each have nine years of credited service for the plans. The table set forth above illustrates estimated benefits payable determined on a straight-life annuity basis. There is no offset in benefits under either plan for Social Security benefits.

RELATED TRANSACTIONS

    During Fiscal 1994, E. Cardon Walker received payments totalling $19,374 with respect to films in which he had invested between 1963 and 1979 under a former investment participation incentive program of the Company, but as to which he had not yet recovered the amount of such investment, and $816,564 as his net profit participation in prior years' programs.

    During Fiscal 1994, a subsidiary of the Company retained the firm of Robert A.M. Stern Architects, of which Mr. Stern is Senior Partner, for architectural services relating to resort and office developments in California and Florida. Payments to Mr. Stern's firm for these services aggregated approximately $669,895 during Fiscal 1994.

         ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Company has appointed Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1995 ("Fiscal 1995"). Price Waterhouse LLP has served as the Company's independent accountants since the incorporation of Walt Disney Productions in 1938. Services provided to the Company and its subsidiaries by Price Waterhouse LLP with respect to Fiscal 1994 included the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax and information services matters. Representatives of Price Waterhouse LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

    Ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for Fiscal 1995 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event stockholders do not ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the forthcoming fiscal year, such appointment will be reconsidered by the Audit Review Committee and the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1995.

     ITEM 3--APPROVAL OF 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

    On November 21, 1994, the Board of Directors adopted, subject to approval by the Company's stockholders, the 1995 Stock Option Plan for Non-Employee Directors (the "Plan"). The Plan is designed to assist the Company in attracting, retaining and compensating highly qualified individuals who are not employees of the Company for service as members of the Board and to provide them with a proprietary interest in the Company's Common Stock. The Board believes the Plan will be beneficial to the Company and its stockholders by allowing non-employee directors to have a personal financial stake in the Company, in addition to underscoring their common interest with stockholders in increasing the value of the Company's stock over the long term. Non-employee directors also receive cash remuneration for their services, as described above under "Directors' Remuneration; Attendance."

DESCRIPTION OF THE PLAN

    The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Exhibit A.

    If approved by the Company's stockholders, the Plan will provide for automatic yearly grants of options to purchase 2,000 shares of Common Stock (subject to adjustment as provided in the Plan) to each active director serving on the Board at the time of the grant who is not an employee of the Company or any of its subsidiaries or affiliates. For Fiscal 1995, the Plan would provide a grant to Ms. Bowers and Messrs. Gold, Lozano, Poitier, Russell, Stern, Walker, Watson and Wilson; Messrs. Disney, Eisner and Nunis would not be eligible to participate. Each option grant, vesting in equal installments over five years and having a ten-year term, will permit the holder to purchase shares at their fair market value on the date the option was granted. Payment for shares to the Company may be in cash, Common Stock or a combination thereof. The Plan will expire, unless earlier terminated, on December 31, 2004.

    Option grants under the Plan will be made on March 1 of each year (or the first business day thereafter on which the Company's Common Stock is traded on the principal securities exchange on which it is listed), commencing on March 1, 1995.

    The following table sets forth summary information concerning the hypothetical value of option grants for a single year to all eligible directors under the Plan, based on the assumption that such grants had been made at the beginning of Fiscal 1994.

                      1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                                                                        POTENTIAL REALIZABLE
                                                                      VALUE AT ASSUMED ANNUAL
                                                                        RATES OF STOCK PRICE
                                                                          APPRECIATION FOR
                                                                          OPTION TERM (2)
                                                         NUMBER OF    ------------------------
                  PLAN PARTICIPANTS                     SHARES (1)        5%          10%
- -----------------------------------------------------  -------------  ----------  ------------
Reveta F. Bowers.....................................      2,000       $ 47,243    $  119,722
Stanley P. Gold......................................      2,000         47,243       119,722
Ignacio E. Lozano, Jr................................      2,000         47,243       119,722
Sidney Poitier.......................................      2,000         47,243       119,722
Irwin E. Russell.....................................      2,000         47,243       119,722
Robert A.M. Stern....................................      2,000         47,243       119,722
E. Cardon Walker.....................................      2,000         47,243       119,722
Raymond L. Watson....................................      2,000         47,243       119,722
Gary L. Wilson.......................................      2,000         47,243       119,722
Non-employee directors as a group....................     18,000        425,187     1,077,498

- ------------------------
(1)  Number of shares acquirable with each annual option grant.

(2) Amounts shown in these columns are based upon a hypothetical grant date of October 1, 1993, at the then-current fair market value of the Company's Common Stock ($37.56). Amounts have been determined by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), multiplying the result by the number of shares covered by the options and subtracting the aggregate exercise price of the options. The calculations are made at the 5% and 10% rates set by S.E.C. rules, and therefore are not intended to forecast possible future appreciation of the Company's Common Stock. As of December 15, 1994, the fair market value of the Company's Common Stock was $43.88.

    All options will expire ten years after the date of grant, subject to Plan provisions relating to death, retirement or disability. If a participating director terminates service on the Board as the result of disability or mandatory retirement pursuant to Board policy, previously granted options will continue to become exercisable as described above but must be exercised within five years of such termination and in any event within ten years of grant. In the event of the death of the holder of any unexercised option either while serving on the Board or within five years after termination as the result of disability or mandatory retirement, all of the holder's outstanding options will become immediately exercisable by his or her legal representative. If death occurs while the holder is a director, unexercised options must be exercised within five years of death. If death occurs after retirement, such options must be exercised within two years of death or five years after retirement, whichever is later. If a participating director terminates service on the Board for any reason other than retirement, disability or death, his or her outstanding options may be exercised only to the extent that they were exercisable at the time of such termination and expire three months after such termination. Each option will be non-assignable and non-transferable other than by will or the laws of descent and distribution.

    An aggregate of 250,000 shares of common stock will be subject to the Plan. Shares subject to options that terminate unexercised will be available for future option grants. Adjustments will be made in the number and kind of shares subject to the Plan and outstanding options, and in the purchase price of outstanding options, in the event of any change in the Company's outstanding shares by reason of any stock split or stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change.

ADMINISTRATION

    The Plan will be administered by a committee appointed by the Board and consisting of directors who are not eligible to participate in the Plan. The initial members of the committee will be Messrs. Disney, Eisner and Nunis. The committee will be authorized to interpret the Plan, establish and amend rules relating to the Plan and make other determinations necessary or advisable for the administration of the Plan, but will have no discretion with respect to the selection of directors to receive options, the number of shares subject to the Plan or to each grant or the purchase price for shares subject to option. The committee will also have no authority to increase Plan benefits materially.

    The committee may terminate the Plan at any time or amend it in whole or in part, except that the provisions specifying amounts, pricing and timing of grants may not be amended more than once every six months, other than to comport with specified changes in applicable law. In addition, any amendment that increases the number of shares subject to the Plan or to any option or extends the period during which options may be granted will require approval by the Company's stockholders.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The options granted under the Plan will be non-statutory options not intended to qualify under Section 422A of the Internal Revenue Code. The grant of options will not result in taxable income to the director or a tax deduction for the Company. The exercise of an option will result in taxable ordinary income to the director and a corresponding deduction for the Company, in each case equal to the difference between the fair market value of the shares on the date the option was granted (the option price) and their fair market value on the date the option was exercised.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. PROXIES SOLICITED HEREBY WILL BE VOTED IN FAVOR OF ADOPTION OF THE PLAN UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

                          ITEM 4--STOCKHOLDER PROPOSAL

    John and Helga Kern, 2344 Meadow Isle Lane, Lawrenceville, Georgia 30243, owners of 108 shares, have submitted the following proposal:

"WHEREAS, The Walt Disney Company has many shareholders that had previously participated in the dividend reinvestment and stock purchase plan for the Walt Disney Company common stock. The Walt Disney Company dividend reinvestment and stock plan was canceled by management without due regard to the shareholder's need for a low cost investment plan.

"WE THEREFORE REQUEST AND RECOMMEND, that management reinstate a dividend reinvestment and stock purchase plan for the Walt Disney Company common stock. We recommend and request that the Management institute a plan that can meet the needs of the shareholders as well as minimize costs for the company. We recommend and request that the above mentioned plan should be implemented within six months of the date of the annual shareholders meeting."

    In support of this proposal, John and Helga Kern have submitted the following statement:

    "1. Dividend reinvestment and stock option plans are ideal for long term investors who are looking for low-cost, convenient way to build a stock portfolio. There are no stockbroker fees, this is especially important when the number of shares purchased is relatively small, e.g. less than 100 shares. A DRIP also allows investors to take advantage of dollar-cost averaging. This systematic buying program entails the investment of similar dollar amounts at fixed intervals.

    "2. Close to 800 major firms offer dividend reinvestment plans to their shareholders. These companies include AT&T, Ameritech, Coca-Cola, Ford Motor Company, General Motors, Johnson & Johnson, Kellogg Company, Gerber Products, NYNEX Corporation, Quaker Oats, and others.

    "3. A dividend reinvestment and stock purchase plan that includes provisions for a reasonable number of minimum shares on deposit and a small fee per transaction would allow Walt Disney Company to offer this plan to its shareholders without burdening the corporation or shareholders who do not wish to participate with unreasonable expense. The Company has stated that $4.20 was spent annually to mail quarterly DRIP statements to each DRIP shareholder and that the Company therefore cannot justify the approximately $332,000 annual expense of the plan. This is misleading since the expense of quarterly correspondence with shareholders must occur, whether the letter includes a DRIP statement or the current dividend check.

"THEREFORE, the shareholders are urged to vote for this proposal."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

    The Company established a dividend reinvestment and stock purchase plan a number of years ago and terminated that plan in November of 1990. The Company, after careful consideration by management, made the decision to terminate the plan because the benefits to the relatively few stockholders who elected to participate and take advantage of the plan did not outweigh the overall costs and burdens to the Company in administering the plan.

    The Company's registered stockholder base has more than doubled since the previous plan was terminated, growing to more than 470,000 stockholders, and continues to grow at an average of over 4,000 stockholders a month. The administrative costs and burdens of such a plan today would be significantly greater than five years ago. These costs and burdens are not limited to postage for mailing, but also include, among other things, costs associated with additional staffing, printing of plan documents, brokerage commissions and computer processing. Charging a small fee per transaction, as suggested in the Kerns' supporting statement, would not defray enough of the costs related to such a plan to make it beneficial to the Company and its stockholders.

    Mr. and Mrs. Kern also suggest in their supporting statement that prohibiting stockholders with less than a "reasonable number of minimum shares" from participating in the plan, in addition to charging a small fee per transaction, would alleviate the unreasonable costs to the Company. The Company's management believes, however, that such an arrangement would create undesirable differences of treatment among stockholders. Currently, approximately 69% of the Company's registered stockholders own 25 shares or less, 78% own 50 shares or less, and 83% own 100 shares or less. Establishing a cost-effective minimum number of shares that must be held by a stockholder to participate in the plan would preclude a large number of the Company's stockholders from benefiting in any way from the plan, making it available only to larger stockholders.

    ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

    Approval of this proposal, if presented, will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

                          ITEM 5--STOCKHOLDER PROPOSAL

    Gary J. Schoof and Gary D. Davis, 1001 Maple Avenue, LaPorte, Indiana 46350, owners of a combined total of 122 shares, have submitted the following proposal:

"WE THEREFORE REQUEST AND RECOMMEND that the management reinstate and put into place on behalf of all shareholders of Walt Disney Common Stock, a voluntary stock purchase plan with a minimum required investment of $100.00 and maximum investment of $5,000.00 on a quarterly basis. Said purchases are to be made by The Walt Disney Corporation on a quarterly basis. All costs of this voluntary stock purchase plan are to be borne by The Disney Corporation. The plan would specifically exclude any dividend reinvestment plan."

    In support of this proposal, Messrs. Schoof and Davis have submitted the following statement:

    "1. A voluntary stock purchase plan is ideal for long term investors who are looking for a low cost, convenient way to build a stock portfolio. The company should and would attract long-term investors if this particular investment option is available to stock purchases.

    "2. Approximately 800 major  corporations offer dividend reinvestment  plans and voluntary stock purchase plans. Some of the names of those corporations are the Kellogg Company, Abbott Laboratories, Sara Lee, Coca-Cola, GTE, Exxon and many others.

    "3. The argument made by Disney management for terminating the plan was that the cost of dividend reinvestment was prohibitive. This plan specifically excludes dividend reinvestment. It is simply a voluntary stock purchase plan with a minimum deposit amount and a maximum deposit amount. This would assure that the plan was not prohibitively expensive. In fact, the minimum and maximum have been factored to completely eliminate any cost disadvantage to The Disney Corporation.

    "4. The Disney Corporation offers many lucrative stock options and other financial incentives to retain and reward management of the company. A voluntary stock purchase plan that specifically eliminates the dividend reinvestment plan would allow the shareholders of The Disney Corporation to also benefit from the company's success while at the same time not putting a financial and economic burden on the corporation.

"THEREFORE, the shareholders are urged and requested to vote for this proposal."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

    As indicated in the response to the stockholder proposal set forth in Item 4, the Company terminated its prior stock purchase and dividend reinvestment plan in 1990 because the plan's benefits failed to justify its associated costs and burdens. The stock purchase plan proposed by Messrs. Schoof and Davis, even without a dividend reinvestment component, also entails costs and burdens that the Company's management does not believe are warranted. The proposed minimum and maximum investment amounts would not, in management's view, materially affect these costs or provide any assurance that the plan would not become prohibitively expensive.

    The practical effect of the proposed plan would be to require the Company--and thus indirectly all of its stockholders--to bear the brokerage and other transaction costs of purchasing shares, as well as costs of plan administration, for the benefit of a relatively small proportion of stockholders willing and able to participate. The Company's management does not believe that such a plan would serve the best interests of either the Company or its stockholders as a whole.

    ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

    Approval of this proposal, if presented, will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

                                 OTHER MATTERS

    As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

    Any proposal of a stockholder intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Secretary of the Company, for inclusion in the Company's proxy statement relating to the 1996 Annual Meeting, by September 6, 1995.

                               QUARTERLY REPORTS

    All stockholders (both record and "street name" holders) who wish to receive the Company's quarterly reports may call the Company at 818-505-7040 (between 8 a.m. and 5 p.m. Pacific standard time) or write to Shareholder Services, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521-7320, to be included on the Company's mailing list.

                             ADDITIONAL INFORMATION

    The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Georgeson & Co., 100 Wall Street, New York, New York 10005, to aid in the solicitation of proxies. For these services, the Company will pay Georgeson & Co. a fee of $15,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                          By order of the Board of Directors,

                                          Marsha L. Reed
                                          CORPORATE SECRETARY

December 29, 1994

                                                                       EXHIBIT A

                            THE WALT DISNEY COMPANY
               1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

1.  PURPOSES.

    The 1995 Stock Option Plan for Non-Employee Directors (the "Plan") is established to attract, retain and compensate highly qualified individuals who are not employees of The Walt Disney Company (the "Company") for service as members of the Board of Directors ("Non-Employee Directors") and to provide them with an ownership interest in the Company's common stock. The Plan will be beneficial to the Company and its stockholders by allowing these Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Company's common stock, in addition to underscoring their common interest with stockholders in increasing the value of the Company's stock over the long term.

2.  EFFECTIVE DATE.

    The Plan shall be effective as of the date it is adopted by the Board of Directors of the Company, subject to the approval of the Plan by the holders of at least a majority of the outstanding shares of Company common stock present, or represented, and entitled to vote at the 1995 Annual Meeting of Stockholders. Grants of options may be made under the Plan on and after its effective date, subject to stockholder approval of the Plan as provided above. In the event such approval is not obtained, any options granted under the Plan shall be null and void.

3.  ADMINISTRATION OF THE PLAN.

    The Plan shall be administered by a committee appointed by the Board of Directors and consisting of Directors who are not eligible to participate in the Plan (the "Committee"). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; PROVIDED, HOWEVER, that the Committee shall have no discretion with respect to the eligibility or selection of Non-Employee Directors to receive options under the Plan, the number of shares of stock subject to any such options or the Plan, or the purchase price thereunder; AND PROVIDED FURTHER, that the Committee shall not have the authority to take any action or make any determination that would materially increase the benefits accruing to participants under the Plan. The Committee's interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted options under the Plan. The Chairman of the Board and Chief Executive Officer of the Company shall be authorized to implement the Plan in accordance with its terms and to take or cause to be taken such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.

4.  PARTICIPATION IN THE PLAN.

    All active members of the Company's Board of Directors who are not as of the date of any option grant employees of the Company or any of its subsidiaries or affiliates shall be eligible to participate in the Plan. Directors emeritus shall not be eligible to participate.

5.  NON-QUALIFIED STOCK OPTIONS.

    Only non-qualified stock options ("options") may be granted under this Plan.

6.  TERMS, CONDITIONS AND FORM OF OPTIONS.

    (a) OPTION GRANT DATES. Options to purchase 2,000 shares of Stock (as adjusted pursuant to Section 8) shall be automatically granted on an annual basis to each eligible Non-Employee Director on March 1st (or the first succeeding business day thereafter on which the Company's common stock is traded on the principal securities exchange on which it is listed) of each year, commencing March 1, 1995.

    (b) EXERCISE PRICE. The exercise price per share of stock for which each option is exercisable shall be 100% of the fair market value per share of common stock on the date the option is granted, which shall be the average of the high and low price of the stock based upon its consolidated trading as generally reported for the principal securities exchange on which the Company's common stock is listed.

    (c) EXERCISABILITY AND TERM OF OPTIONS. Each option granted under the Plan shall become exercisable in five equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option granted under the Plan shall expire ten years from the date of grant, and shall be subject to earlier termination as hereinafter provided.

    (d) TERMINATION OF SERVICE. In the event of the termination of service on the Board by the holder of any option, other than by reason of mandatory retirement, permanent disability or death as set forth in paragraph (e) hereof, the then outstanding options of such holder shall be exercisable only to the extent that they were exercisable on the date of such termination and shall expire three months after such termination, or on their stated expiration date, whichever occurs first.

    (e) RETIREMENT, DISABILITY OR DEATH. In the event of termination of service by reason of mandatory retirement pursuant to Board policy or permanent disability of the holder of any option, each of the then outstanding options of such holder will continue to become exercisable in accordance with Section 6(c) above, but the holder shall be entitled to exercise such options, including any portions thereof that become exercisable after such termination, within five years of such termination, but in no event after the expiration date of the option. In the event of the death of the holder of any option, each of the then outstanding options of such holder shall become immediately exercisable in full, and shall be exercisable by the holder's legal representative at any time within a period of five years after death, but in no event after the expiration date of the option. However, if the holder dies within five years following termination of service on the Board by reason of mandatory retirement or permanent disability, such option shall be exercisable only until the later of (i) two years after the holder's death or (ii) five years after such termination, or the expiration date of the option, if earlier.

    (f) PAYMENT. The option price shall be paid in cash (whether or not such cash is loaned by the Company to the participant for such purpose) or by the surrender of shares of common stock of the Company, valued at their fair market value on the date of exercise, or by any combination of cash and such shares.

7.  SHARES OF STOCK SUBJECT TO THE PLAN.

    The shares that may be purchased pursuant to options under the Plan shall not exceed an aggregate of 250,000 shares of Company common stock (as adjusted pursuant to Section 8). Any shares subject to an option grant which for any reason expires or is terminated unexercised as to such shares shall again be available for issuance under the Plan.

8.  DILUTION AND OTHER ADJUSTMENT.

    In the event of any change in the outstanding shares of Company stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, such equitable adjustments shall be made in the Plan and the grants thereunder, including the exercise price of outstanding options, as the Committee determines are necessary or appropriate, including, if necessary, any adjustments in the maximum number of shares referred to in Section 7 of the Plan. Such adjustment shall be conclusive and binding for all purposes of the Plan.

9.  MISCELLANEOUS PROVISIONS.

    (a) RIGHTS AS STOCKHOLDER. A participant under the Plan shall have no rights as a holder of Company common stock with respect to option grants hereunder, unless and until certificates for shares of such stock are issued to the participant.

    (b) ASSIGNMENT OR TRANSFER. No options granted under the Plan or any rights or interests therein shall be assignable or transferable by a participant except by will or the laws of descent and distribution. During the lifetime of a participant, options granted hereunder are exercisable only by, and payable only to, the participant.

    (c)  AGREEMENTS.  All options granted  under the Plan shall be evidenced  by
agreements   in  such  form  and  containing  such  terms  and  conditions  (not inconsistent with the Plan) as the Committee shall adopt.

    (d) COMPLIANCE WITH LEGAL REGULATIONS. During the term of the Plan and the term of any options granted under the Plan, the Company shall at all times reserve and keep available such number of shares as may be issuable under the Plan, and shall seek to obtain from any regulatory body having jurisdiction, including the Commissioner of Corporations of the State of California, any requisite authority required in the opinion of counsel for the Company in order to grant options to purchase shares of Company common stock or to issue such stock pursuant thereto. If in the opinion of counsel for the Company the transfer, issue or sale of any shares of its stock under the Plan shall not be lawful for any reason, including the inability of the Company to obtain from any regulatory body have jurisdiction authority deemed by such counsel to be necessary to such transfer, issuance or sale, the Company shall not be obligated to transfer, issue or sell any such shares. In any event, the Company shall not be obligated to transfer, issue or sell any shares to any participant unless a registration statement which complies with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), is in effect at the time with respect to such shares or other appropriate action has been taken under and pursuant to the terms and provisions of the Securities Act, or the Company receives evidence satisfactory to the Committee that the transfer, issuance or sale of such shares, in the absence of an effective registration statement or other appropriate action, would not constitute a violation of the terms and provisions of the Securities Act. The Company's obligation to issue shares upon the exercise of any option granted under the Plan shall in any case be subject to the Company being satisfied that the shares purchased are being purchased for investment and not with a view to the distribution thereof, if at the time of such exercise a resale of such shares would otherwise violate the Securities Act in the absence of an effective registration statement relating to such shares.

    (e) COSTS AND EXPENSES. The costs and expenses of administering the Plan shall be borne by the Company and not charged to any option or to any Non-Employee Director receiving an option.

10.  AMENDMENT AND TERMINATION OF THE PLAN.

    (a) AMENDMENTS. The Committee may from time to time amend the Plan in whole or in part; provided, that no such action shall adversely affect any rights or obligations with respect to any options theretofore granted under the Plan, AND PROVIDED FURTHER, that the provisions of Sections 4 and 6 hereof may not be amended more than once every six months, other than to comport with change in the Internal Revenue Code or regulations thereunder.

    Unless the holders of at least a majority of the outstanding shares of Company common stock present, or represented, and entitled to vote at a meeting of stockholders shall have first approved thereof, no amendment of the Plan shall be effective which would (i) increase the maximum number of shares referred to in Section 7 of the Plan or the number of shares subject to options that may be granted pursuant to section 6(a) of the Plan to any one Non-Employee Director or (ii) extend the maximum period during which options may be granted under the Plan.

    With the consent of the Non-Employee Director affected, the Committee may amend outstanding agreements evidencing options under the Plan in a manner not inconsistent with the terms of the Plan.

    (b) TERMINATION. The Committee may terminate the Plan (but not any options theretofore granted under the Plan) at any time. The Plan (but not any options theretofore granted under the Plan) shall in any event terminate on, and no options shall be granted after, December 31, 2004.

11.  COMPLIANCE WITH SEC REGULATIONS.

    It is the Company's intent that the Plan comply in all respects with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any related regulations. If any provision of this Plan is later found not to be in compliance with such Rule and regulations, the provision shall be deemed null and void. All grants and exercises of options under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder.

12.  GOVERNING LAW.

    The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of Delaware.

[LOGO]

       Annual Meeting of Stockholders - To Be Held February 21, 1995
              THE BOARD OF DIRECTORS SOLICITS THIS PROXY


The undersigned hereby appoint(s) SANFORD M. LITVACK, RICHARD D. NANULA, and DAVID K. THOMPSON, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of The Walt Disney Company that the undersigned would be entitled to cast if personally present at the 1995 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSAL NUMBER 2, FOR PROPOSAL NUMBER 3, AGAINST PROPOSAL NUMBER 4, AGAINST PROPOSAL NUMBER 5 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Please date, sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

                CONTINUED AND TO BE VOTED AND SIGNED ON REVERSE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

(1) ELECTION OF DIRECTORS: Richard A. Nunis, Sidney Poitier, Robert A.M. Stern,
    E. Cardon Walker

       FOR                              WITHHOLD                  (INSTRUCTIONS: To withhold authority to vote for any individual
  all nominees listed above       authority to vote for all       nominee, write that nominee's name in the space provided below.)
  (except as marked to the        nominees listed above     / /
  contrary to the right)  / /                                      _____________________________________________________________


(2) To ratify the appointment of Price     FOR AGAINST ABSTAIN     (3) To approve the 1995 Stock Option     FOR AGAINST ABSTAIN
    Waterhouse LLP as the Company's        / /   / /    / /            Plan for Non-Employee Directors       / /   / /     / /
    independent accountants for the
    1995 fiscal year.
_____________________________________________________________________________________________________________________________


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5.

                                            FOR AGAINST ABSTAIN                                           FOR  AGAINST  ABSTAIN
(4) To recommend that management            / /   / /    / /       (5) To recommend that management       / /    / /      / /
    institute a dividend reinvestment                                  institute a stock purchase plan.
    and stock purchase plan.

                             PLEASE MARK ALL
                             CHOICES LIKE THIS /X/

SIGNATURE___________________DATE_______

SIGNATURE___________________DATE_______